November 2009 Pricing Sheet dated November 20, 2009 relating to Preliminary Terms No. 221 dated October 26, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar
PRICING TERMS – NOVEMBER 20, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$1,470,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	November 20, 2009
Original issue date:	November 30, 2009 (5 business days after the pricing date)
Maturity date:	November 28, 2014
Principal protection:	100%
Underlying currencies:	Currency: Brazilian real Russian ruble Indian rupee	Reference source: Reuters “BRFR” Reuters “EMTA” Reuters “RBIB”	Exchange rate: 1.7356 28.8946 46.58
Payment at maturity:	$1,000 + contingent coupon (if any)
Contingent coupon:
The contingent coupon, if any, will be payable on each coupon payment date and will vary based on the number of underlying currencies that have appreciated relative to the USD on the related valuation date from their respective initial exchange rates on the pricing date.  The contingent coupon will be equal to:
$1,000 x coupon rate x N/3; where
“N” = the number of underlying currencies that have a currency performance value that is greater than zero on the related valuation date
If on the related annual valuation date, none of the underlying currencies have appreciated relative to the USD, the contingent coupon will be $0 for that year.

Coupon rate:	9%
Currency performance value:
On each valuation date, with respect to each of the underlying currencies:
(initial exchange rate / periodic exchange rate) – 1
Under the terms of the notes, a positive currency performance value means that the underlying currency has appreciated relative to the USD, while a negative currency performance means that the underlying currency has depreciated relative to the USD.

Initial exchange rate:	The exchange rate on the pricing date. See “Underlying currencies – Exchange rate” above.
Periodic exchange rate:	The exchange rate on each valuation date
Exchange rate:	With respect to each underlying currency, the rate for conversion of such underlying currency into one USD, as determined by reference to the applicable reference source described above.
Valuation dates:	November 19, 2010, November 21, 2011, November 19, 2012, November 19, 2013, and November 19, 2014
Coupon payment dates:	November 28, 2010, November 28, 2011, November 28, 2012, November 28, 2013 and the maturity date
CUSIP / ISIN:	617482JJ4 / US617482JJ40
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.50%	97.50%
Total	$1,470,000	$36,750	$1,433,250
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see “Syndicate Information” on page 8 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 221 dated October 26, 2009
Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.